Exhibit 99.1

Cost Plus, Inc. Announces Termination of Shareholder Rights Plan

Oakland, CA — April 16, 2010 — Cost Plus, Inc. (NASDAQ: CPWM) announced that its Board of Directors has voted to accelerate the termination of the Company’s Shareholder Rights Plan.

Mr. Barry Feld, President and Chief Executive Officer said, “The Board regularly evaluates the effectiveness of and the need for a rights plan, and is always striving to improve our corporate governance in an effort to improve long-term shareholder value. The Board has determined that the plan is unnecessary at this time.”

The action of the Board of Directors accelerated the expiration date of the Company’s current Shareholder Rights Plan to April 14, 2010. The plan had been originally due to expire on June 30, 2013. In taking this action, the Board reserved the right to take any future action that it determines in the exercise of its fiduciary duties to be necessary or advisable in order to protect the interests of shareholders.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of today, April 16, 2010 the Company operates 263 stores in 30 states.

Contact:

Jane Baughman

(510) 808-9119